Exhibit 99.1
For Immediate Release

CNO Financial Group Reports Third Quarter 2017 Results
Carmel, Ind., October 25, 2017 - CNO Financial Group, Inc. (NYSE: CNO) today announced net income for the third quarter of 2017 of $100.8 million, or 59 cents per diluted share, compared to $18.6 million, or 11 cents per diluted share, in the third quarter of 2016. CNO also announced third quarter of 2017 net operating income (1) of $76.7 million, or 45 cents per diluted share, compared to $64.3 million, or 37 cents per diluted share, in the third quarter of 2016.
"The company's earnings for the third quarter reflect the continued strength of our enterprise," said Ed Bonach, CEO of CNO. "We had notable increases in net income and book value per share, while enhancing our capital position and flexibility."
"We are pleased with some of our metrics this quarter, and continue to see encouraging early results for agent pilots, product rollouts, and market segmentation strategies," added Gary Bhojwani, president of CNO and CEO successor. "We remain committed to the implementation of strategic initiatives that will, over time, allow us to achieve desired results in all of our metrics. Indeed, steps are being taken to accelerate the pace of change."
Third Quarter 2017 Highlights

•	First-year collected premiums: $319.2 million, down 5% from 3Q16

•	Total collected premiums: $882.4 million, down 2% from 3Q16

•	New annualized premium ("NAP") (2) for life and health products: $77.4 million, down 10% from 3Q16

•	Annuity collected premiums: $236.7 million, down 4% from 3Q16

•	Annuity account values: $8.4 billion, up 4% from 3Q16

•	Policies inforce of 3.5 million (including third party policies inforce), down 1% from 3Q16

•	Net income per diluted share: 59 cents in 3Q17 compared to 11 cents in 3Q16

•	Net operating income (1) per diluted share: 45 cents in 3Q17 compared to 37 cents in 3Q16

•	Book value per common share increased to $29.10 at September 30, 2017 from $25.89 at September 30, 2016

•	Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), increased to $23.19 at September 30, 2017 from $20.80 at September 30, 2016

•	Unrestricted cash and investments held by our holding company were $380 million at September 30, 2017 compared to $264 million at December 31, 2016

•	Common stock repurchases of $28.2 million and dividends of $15.2 million in 3Q17
Nine-month 2017 Highlights

•	First-year collected premiums: $1,016.8 million, up 5% from the first nine months of 2016

•	Total collected premiums: $2,747.4 million, up 3% from the first nine months of 2016

•	NAP (2) for life and health products: $247.2 million, down 8% from the first nine months of 2016

•	Annuity collected premiums: $758.9 million, up 11% from the first nine months of 2016

•	Net income per diluted share: $1.43 in the first nine months of 2017 compared to 69 cents in the first nine months of 2016

•	Net operating income (1) per diluted share: $1.25 in the first nine months of 2017 compared to 99 cents in the first nine months of 2016

•	Common stock repurchases of $140.1 million and dividends of $44.5 million in the first nine months of 2017

CNO Financial (2)
October 25, 2017

•
Consolidated risk-based capital ratio was estimated at 450% at September 30, 2017, reflecting estimated statutory operating earnings of $257 million and insurance company dividends to the holding company of $286.8 million during the first nine months of 2017

Quarterly Segment Operating Results

	Three months ended
	September 30,
	2017	2016
	(Dollars in millions, except per share data)
Adjusted EBIT (4):
Bankers Life	$106.9	$88.1
Washington National	27.5	25.2
Colonial Penn:
Inforce business (5)	19.8	14.2
New business (5)	(10.8)	(13.3)
Total Colonial Penn	9.0	.9
Long-term care in run-off	(1.0)	—
Adjusted EBIT from business segments	142.4	114.2
Corporate Operations, excluding corporate interest expense	(14.9)	(4.4)
Adjusted EBIT	127.5	109.8
Corporate interest expense	(11.7)	(11.5)
Operating earnings before taxes	115.8	98.3
Tax expense on operating income	39.1	34.0
Net operating income (1)	76.7	64.3
Net realized investment gains (net of related amortization)	28.5	11.4
Fair value changes in embedded derivative liabilities (net of related amortization)	2.3	9.4
Fair value changes and amendment related to agent deferred compensation plan	(13.4)	6.3
Loss on reinsurance transaction	—	(75.4)
Other	(3.3)	(.7)
Non-operating income (loss) before taxes	14.1	(49.0)
Income tax expense (benefit):
On non-operating income (loss)	5.0	(17.1)
Valuation allowance for deferred tax assets and other tax items	(15.0)	13.8
Net non-operating income (loss)	24.1	(45.7)
Net income	$100.8	$18.6

Per diluted share:
Net operating income	$.45	$.37
Net realized investment gains (net of related amortization and taxes)	.11	.04
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.01	.04
Fair value changes and amendment related to agent deferred compensation plan (net of taxes)	(.05)	.02
Loss on reinsurance transaction (net of taxes)	—	(.28)
Valuation allowance for deferred tax assets and other tax items	.09	(.08)
Other	(.02)	—
Net income	$.59	$.11

-more-

CNO Financial (3)
October 25, 2017

The following table summarizes the financial impact of a significant item on our 3Q17 net operating income (dollars in millions, except per share amounts):

	Three months ended
	September 30, 2017*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$106.9	$—	$106.9
Washington National	27.5	—	27.5
Colonial Penn	9.0	(3.0)	6.0
Long-term care in run-off	(1.0)	—	(1.0)
Adjusted EBIT from business segments	142.4	(3.0)	139.4
Corporate Operations, excluding corporate interest expense	(14.9)	—	(14.9)
Adjusted EBIT (4)	127.5	(3.0)	124.5
Corporate interest expense	(11.7)	—	(11.7)
Operating earnings before taxes	115.8	(3.0)	112.8
Tax expense on operating income	39.1	(1.0)	38.1
Net operating income	$76.7	$(2.0)	$74.7

Net operating income per diluted share	$.45	$(.01)	$.44

The significant item in 3Q17 reflects a $3.0 million out-of-period adjustment and refinement to liabilities for insurance products in the Colonial Penn segment identified in conjunction with periodic updating of assumptions.

* See page 10 for the table of Net Operating Income Excluding a Significant Item for the three months ended September 30, 2016.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. First-year collected premiums in 3Q17 were $288.2 million, down 5 percent from 3Q16. NAP for life and health products in 3Q17 was $36.6 million, down 14 percent compared to 3Q16. Average producing agents (over the last twelve months) were down 7 percent from 3Q16. Average producing agents in their third year of service or later (over the last twelve months) in 3Q17 were essentially flat compared to 3Q16.
Total collected premiums in 3Q17 were $641.7 million, down 4 percent from 3Q16. Annuity collected premiums in 3Q17 were $236.5 million, down 4 percent from 3Q16. Annuity account values, on which spread income is earned, increased 5 percent to $8.0 billion in 3Q17 compared to 3Q16, driven by strong sales and persistency over the last twelve months. Total policies inforce decreased 1 percent and third party policies inforce increased 4 percent from 3Q16.
Pre-tax operating earnings in 3Q17 compared to 3Q16 were up $18.8 million, or 21 percent. Pre-tax operating earnings in 3Q17 reflected favorable net investment income and favorable incurred claims in our long-term care and Medicare supplement blocks of business. Our 3Q17 earnings reflected $11.5 million of higher income from call premiums and prepayments compared to 3Q16. Pre-tax operating earnings in 3Q16 reflected a $5.2 million release of long-term care reserves (net of the reduction in insurance intangibles of $.5 million) due to the impact of policyholder actions following rate increases.
The long-term care interest-adjusted benefit ratio was 72.9 percent in 3Q17, lower than the 3Q16 ratio of 77.7 percent. The 3Q17 ratio reflects no increase to the future loss reserve, given the outcome of the year-end 2016

CNO Financial (4)
October 25, 2017

actuarial review, compared to an $8.4 million increase in 3Q16. The 3Q16 ratio was also impacted by $5.7 million of one-time reserve releases related to policyholder decisions to surrender or reduce coverage following rate increases. Such reserve releases in 3Q17 were not significant. The long-term care interest-adjusted benefit ratio excluding the favorable reserve releases was 82.6 percent in 3Q16. We currently expect the long-term care interest-adjusted benefit ratio to be in the range of 75 percent to 80 percent during 4Q17, excluding the impacts of rate increase actions. We expect that the rate increases will have a minor impact on the interest-adjusted benefit ratio in 4Q17.
Pre-tax operating earnings in 3Q17 reflected a Medicare supplement benefit ratio of 72.0 percent, lower than the 3Q16 ratio of 72.5 percent. We currently expect the Medicare supplement benefit ratio to be in the range of 70 percent to 73 percent during 4Q17.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. First-year collected premiums in 3Q17 were $18.9 million, essentially flat with 3Q16. NAP from life and health products in 3Q17 was $24.8 million, up slightly from 3Q16. The average number of producing agents (over the last twelve months) in 3Q17 was up 1 percent compared to 3Q16.
Total collected premiums from the segment's supplemental health block were up 3 percent in 3Q17 compared to 3Q16.
Pre-tax operating earnings in 3Q17 compared to 3Q16 were up $2.3 million, or 9 percent. Pre-tax operating earnings in 3Q17 primarily reflect higher margins on the supplemental health block compared to 3Q16. The supplemental health interest-adjusted benefit ratio was 59.0 percent and 59.8 percent in 3Q17 and 3Q16, respectively. We continue to expect the supplemental health interest-adjusted benefit ratio to be in the range of 58 percent to 61 percent during 4Q17.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. First-year collected premiums were $12.1 million and NAP was $16.0 million in 3Q17 down 12 percent and 13 percent, respectively, from 3Q16.
Total collected premiums were up 3 percent in 3Q17 compared to 3Q16.
The pre-tax operating earnings in 3Q17 were $9.0 million compared to $.9 million in 3Q16 principally due to reduced marketing expenses and $3.0 million related to a favorable out-of-period adjustment and refinement to liabilities for insurance products identified in conjunction with periodic updating of assumptions. Inforce Adjusted EBIT was $19.8 million, up 39 percent from 3Q16, primarily reflecting growth in the block and the aforementioned $3.0 million favorable impact related to liabilities for insurance products.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We currently expect this segment to report earnings in 2017 in the range of $15 million to $20 million (excluding the favorable impact of $3.0 million related to an out-of-period adjustment and refinement to liabilities for insurance products).
Long-term care in run-off only includes the long-term care business that was recaptured in September 2016. This segment recognized pre-tax losses of $1.0 million in 3Q17. The interest-adjusted benefit ratio for this long-term care block was 99.4 percent in 3Q17 compared to 104.6 percent in 2Q17. We expect this segment to report normalized earnings before net realized investment gains (losses) of approximately breakeven over the long-term. However, this segment's quarterly results can be volatile given its loss recognition status.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 3Q17 were $14.9 million compared to $4.4 million of losses in 3Q16 primarily reflecting higher expenses.

CNO Financial (5)
October 25, 2017

Non-Operating Items
Net realized investment gains in 3Q17 were $28.5 million (net of related amortization) including other-than-temporary impairment losses of $4.7 million which were recorded in earnings. Net realized investment gains in 3Q16 were $11.4 million (net of related amortization) including other-than-temporary impairment losses of $1.2 million recorded in earnings.
During 3Q17 and 3Q16, we recognized increases in earnings of $2.3 million and $9.4 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization. Such amounts include the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
In 3Q17, we recognized a decrease in earnings of $13.4 million for the mark-to-market change in the agent deferred compensation plan liability which was impacted by changes in the underlying actuarial assumptions used to value the liability. We recognize the mark-to-market change in the estimated value of this liability through earnings as assumptions change. In 3Q16, we amended our agent deferred compensation plan. Among other things, the plan was amended to: (i) freeze participation in the plan; (ii) freeze benefits accrued under the plan; and (iii) add a limited cashout feature. During 3Q16, we made lump sum settlement distributions to plan participants with account balances that were below a certain threshold following the freeze. Accordingly, we recognized a pre-tax gain of $6.3 million related to the settlement distributions in 3Q16.
During 3Q16, we terminated our reinsurance agreements with Beechwood Re Ltd and recaptured $552 million of long-term care reserves. As a result of the recapture, we were required to value the assets and liabilities as of the date of recapture based on valuation methodologies that are consistent with the methodologies used by CNO to value its other investments and insurance liabilities. Accordingly, we recognized a pre-tax loss of $75.4 million on the recapture of the long-term care business in 3Q16.
In 3Q17, we reduced the valuation allowance for deferred tax assets by $15.0 million primarily due to higher actual income compared to the amount used in our deferred tax valuation model. In 3Q16, the valuation allowance for deferred tax assets and other tax items was increased by $13.8 million primarily resulting from the additional valuation allowance required as a result of the recapture of the long-term care business, the impacts of our annual assessment of the valuation allowance including changes in our projections of future taxable income and the impacts of IRS exam adjustments on our tax expense.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was estimated at 450% at September 30, 2017, reflecting estimated 3Q17 statutory operating earnings of $91 million and the payment of insurance company dividends to the holding company of $109.8 million during 3Q17 and $286.8 million during the first nine months of 2017.
During the third quarter of 2017, we repurchased $28.2 million of common stock under our securities repurchase program. We repurchased 1.3 million common shares at an average cost of $22.19 per share. During the first nine months of 2017, we repurchased 6.7 million common shares at a total cost of $140.1 million. CNO anticipates repurchasing common stock in the range of $175 million to $225 million in 2017, absent compelling alternatives. As of September 30, 2017, we had 167.8 million shares outstanding and had authority to repurchase up to an additional $412.6 million of our common stock. During 3Q17, dividends paid on common stock totaled $15.2 million.
Unrestricted cash and investments held by our holding company were $380 million at September 30, 2017, compared to $264 million at December 31, 2016, reflecting dividends from subsidiaries, partially offset by common stock repurchases and dividend payments.
Book value per common share was $29.10 and $25.82 at September 30, 2017 and December 31, 2016, respectively. Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), increased to $23.19 at September 30, 2017, compared to $22.02 at December 31, 2016.
The debt-to-capital ratio was 15.8 percent and 16.9 percent at September 30, 2017 and December 31, 2016, respectively. Our debt-to-total capital ratio, excluding accumulated other comprehensive income (6) was 18.8 percent at September 30, 2017 compared to 19.1 percent at December 31, 2016.

CNO Financial (6)
October 25, 2017

Conference Call
The Company will host a conference call to discuss results on October 26, 2017 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

CNO Financial (7)
October 25, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: September 30, 2017 - $20,092.5; December 31, 2016 - $19,803.1)	$22,129.9	$21,096.2
Equity securities at fair value (cost: September 30, 2017 - $688.7; December 31, 2016 - $580.7)	713.3	584.2
Mortgage loans	1,667.8	1,768.0
Policy loans	114.6	112.0
Trading securities	294.4	363.4
Investments held by variable interest entities	1,382.5	1,724.3
Other invested assets	752.1	589.5
Total investments	27,054.6	26,237.6
Cash and cash equivalents - unrestricted	765.9	478.9
Cash and cash equivalents held by variable interest entities	105.9	189.3
Accrued investment income	268.0	239.6
Present value of future profits	368.5	401.8
Deferred acquisition costs	1,023.8	1,044.7
Reinsurance receivables	2,195.5	2,260.4
Income tax assets, net	567.4	789.7
Assets held in separate accounts	4.8	4.7
Other assets	350.2	328.5
Total assets	$32,704.6	$31,975.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$11,113.5	$10,912.7
Future policy benefits	11,374.1	10,953.3
Liability for policy and contract claims	519.5	500.6
Unearned and advanced premiums	262.4	282.5
Liabilities related to separate accounts	4.8	4.7
Other liabilities	789.1	611.4
Investment borrowings	1,646.9	1,647.4
Borrowings related to variable interest entities	1,198.2	1,662.8
Notes payable – direct corporate obligations	914.4	912.9
Total liabilities	27,822.9	27,488.3
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: September 30, 2017 – 167,762,323; December 31, 2016 – 173,753,614)	1.7	1.7
Additional paid-in capital	3,094.5	3,212.1
Accumulated other comprehensive income	933.6	622.4
Retained earnings	851.9	650.7
Total shareholders' equity	4,881.7	4,486.9
Total liabilities and shareholders' equity	$32,704.6	$31,975.2

-more-

CNO Financial (8)
October 25, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Insurance policy income	$659.3	$649.0	$1,987.2	$1,947.0
Net investment income:
General account assets	325.9	301.7	960.3	888.5
Policyholder and other special-purpose portfolios	52.7	43.1	171.8	82.7
Realized investment gains (losses):
Net realized investment gains, excluding impairment losses	34.5	12.8	74.8	55.4
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(4.7)	(1.2)	(17.3)	(24.8)
Change in other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—	(.9)	—
Net impairment losses recognized	(4.7)	(1.2)	(18.2)	(24.8)
Loss on dissolution of variable interest entities	(.6)	—	(4.3)	(7.3)
Total realized gains	29.2	11.6	52.3	23.3
Fee revenue and other income	12.2	10.5	35.5	38.7
Total revenues	1,079.3	1,015.9	3,207.1	2,980.2
Benefits and expenses:
Insurance policy benefits	638.1	609.8	1,941.6	1,861.2
Loss on reinsurance transaction	—	75.4	—	75.4
Interest expense	30.1	29.4	92.3	86.0
Amortization	58.2	64.7	181.3	181.6
Loss on extinguishment of borrowings related to a variable interest entity	5.5	—	5.5	—
Other operating costs and expenses	217.5	187.3	631.3	603.5
Total benefits and expenses	949.4	966.6	2,852.0	2,807.7
Income before income taxes	129.9	49.3	355.1	172.5
Income tax expense (benefit):
Tax expense on period income	44.1	16.9	123.6	61.7
Valuation allowance for deferred tax assets and other tax items	(15.0)	13.8	(15.0)	(13.2)
Net income	$100.8	$18.6	$246.5	$124.0
Earnings per common share:
Basic:
Weighted average shares outstanding	168,684,000	174,247,000	170,890,000	177,640,000
Net income	$.60	$.11	$1.44	$.70
Diluted:
Weighted average shares outstanding	170,982,000	175,723,000	172,800,000	179,373,000
Net income	$.59	$.11	$1.43	$.69

-more-

CNO Financial (9)
October 25, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Nine months ended
	September 30,
	2017	2016
Adjusted EBIT (4):
Bankers Life	$309.2	$259.0
Washington National	74.6	73.0
Colonial Penn:
Inforce business (5)	51.3	41.0
New business (5)	(34.6)	(43.9)
Total Colonial Penn	16.7	(2.9)
Long-term care in run-off	1.1	—
Adjusted EBIT from business segments	401.6	329.1
Corporate Operations, excluding corporate interest expense	(37.0)	(19.5)
Adjusted EBIT	364.6	309.6
Corporate interest expense	(34.8)	(34.3)
Operating earnings before taxes	329.8	275.3
Tax expense on operating income	114.7	97.7
Net operating income (1)	215.1	177.6
Net realized investment gains (net of related amortization)	51.3	22.4
Fair value changes in embedded derivative liabilities (net of related amortization)	(8.0)	(36.6)
Fair value changes and amendment related to agent deferred compensation plan	(13.4)	(12.0)
Loss on reinsurance transaction	—	(75.4)
Other	(4.6)	(1.2)
Non-operating income (loss) before taxes	25.3	(102.8)
Income tax expense (benefit):
On non-operating income (loss)	8.9	(36.0)
Valuation allowance for deferred tax assets and other tax items	(15.0)	(13.2)
Net non-operating income (loss)	31.4	(53.6)
Net income	$246.5	$124.0

Per diluted share:
Net operating income	$1.25	$.99
Net realized investment gains (net of related amortization and taxes)	.19	.08
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.03)	(.13)
Fair value changes and amendment related to agent deferred compensation plan (net of taxes)	(.05)	(.05)
Loss on reinsurance transaction (net of taxes)	—	(.27)
Valuation allowance for deferred tax assets and other tax items	.09	.07
Other	(.02)	—
Net income	$1.43	$.69

-more-

CNO Financial (10)
October 25, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING A SIGNIFICANT ITEM*
(Dollars in millions, except per share data)

	Three months ended
	September 30, 2016*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$88.1	$(5.2)	$82.9
Washington National	25.2	—	25.2
Colonial Penn	.9	—	.9
Adjusted EBIT from business segments	114.2	(5.2)	109.0
Corporate Operations, excluding corporate interest expense	(4.4)	—	(4.4)
Adjusted EBIT (4)	109.8	(5.2)	104.6
Corporate interest expense	(11.5)	—	(11.5)
Operating earnings before taxes	98.3	(5.2)	93.1
Tax expense on operating income	34.0	(1.8)	32.2
Net operating income	$64.3	$(3.4)	$60.9

Net operating income per diluted share	$.37	$(.02)	$.35

* This table summarizes the financial impact of a significant item (as described in the segment results section of this press release) on our 3Q16 net operating income.

-more-

CNO Financial (11)
October 25, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
FIRST-YEAR COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	September 30,
	2017	2016
Bankers Life:
Medicare supplement	$16.8	$18.8
Long-term care	3.8	4.4
Supplemental health	1.1	1.4
Other health	.2	—
Life	30.8	36.7
Annuity	235.5	243.5
Total	288.2	304.8
Washington National:
Supplemental health and other health	17.9	17.8
Life	1.0	1.2
Annuity	—	—
Total	18.9	19.0
Colonial Penn:
Life	12.1	13.8
Total	12.1	13.8
Total first-year collected premiums from segments	$319.2	$337.6

TOTAL COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	September 30,
	2017	2016
Bankers Life:
Medicare supplement	$177.2	$182.2
Long-term care	107.3	116.3
Supplemental health	5.5	5.4
Other health	1.5	1.5
Life	113.7	115.4
Annuity	236.5	245.1
Total	641.7	665.9
Washington National:
Supplemental health and other health	145.2	141.5
Medicare supplement	11.7	14.6
Life	7.1	7.1
Annuity	.2	.2
Total	164.2	163.4
Colonial Penn:
Life	72.2	70.1
Medicare supplement and other health	.4	.6
Total	72.6	70.7
Long-term care in run-off:
Long-term care	3.9	N/A
Total	3.9	N/A
Total collected premiums from segments	$882.4	$900.0

-more-

CNO Financial (12)
October 25, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NEW ANNUALIZED PREMIUMS FOR LIFE AND HEALTH PRODUCTS (2)
(Dollars in millions)

	Three months ended
	September 30,
	2017	2016
Bankers Life:
Medicare supplement	$14.4	$15.9
Long-term care	4.6	5.2
Supplemental health and other health	1.3	1.7
Life	16.3	19.8
Total	36.6	42.6
Washington National:
Supplemental health	22.8	22.9
Life	2.0	1.7
Total	24.8	24.6
Colonial Penn:
Life	16.0	18.4
Total	16.0	18.4
Total new annualized premiums	$77.4	$85.6

ANNUITY ACCOUNT VALUES
(Dollars in millions)

	September 30,
	2017	2016
Bankers Life	$8,047.2	$7,675.9
Washington National	385.7	427.1
Total	$8,432.9	$8,103.0

-more-

CNO Financial (13)
October 25, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	September 30,
	2017	2016
Bankers Life:
Medicare supplement:
Earned premium	$195 million	$194 million
Benefit ratio (7)	72.0%	72.5%
Long-term care:
Earned premium	$113 million	$117 million
Benefit ratio (7)	134.2%	137.7%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	72.9%	77.7%
Washington National:
Medicare supplement:
Earned premium	$13 million	$15 million
Benefit ratio (7)	68.1%	69.5%
Supplemental health:
Earned premium	$147 million	$141 million
Benefit ratio (7)	83.2%	84.0%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	59.0%	59.8%
Long-term care in run-off:
Long-term care:
Earned premium	$4 million	N/A
Benefit ratio (7)	274.3%	N/A
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	99.4%	N/A

-more-

CNO Financial (14)
October 25, 2017

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) net realized investment gains or losses, net of related amortization and taxes; (ii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iii) fair value changes and amendment related to the agent deferred compensation plan, net of taxes, (iv) changes in the valuation allowance for deferred tax assets and other tax items; and (v) other non-operating items consisting primarily of earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium for life and health products, which includes 10% of single premium whole life deposits and 100% of all other premiums (excluding annuities). Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes and amendment related to the agent deferred compensation plan, other non-operating items, corporate interest expense and taxes ("Adjusted EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of Adjusted EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(5)
Management believes that an analysis of Adjusted EBIT for Colonial Penn, separated between inforce and new business, provides increased clarity for this segment as the vast majority of the costs to generate new business in this segment are not deferrable and Adjusted EBIT will fluctuate based on management’s decisions on how much marketing costs to incur in each period. Adjusted EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. Adjusted EBIT from inforce business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and inforce business is based on estimates, which we believe are reasonable.

(6)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate,"

CNO Financial (15)
October 25, 2017

"expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions and uncertainties, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof; (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners; (xx) customer response to new products, distribution channels and marketing initiatives; (xxi) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxiv) availability and effectiveness of reinsurance arrangements, as well as the impact of any defaults or failure of reinsurers to perform; (xxv) the amount we may need to pay to a reinsurer and the earnings charge we may incur in connection with a long-term care reinsurance transaction; (xxvi) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxvii) the growth rate of sales, collected premiums, annuity deposits and assets; (xxviii) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxix) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxx) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

For further information: (News Media) Barbara Ciesemier +1.312.396.7461 or (Investors) Adam Auvil +1.317.817.6310

- # # # -